SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss. 240.14a-12

CRYO-CELL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

David I. Portnoy
Mark L. Portnoy
Jonathan H. Wheeler, M.D.
George Gaines
Harold D. Berger
PartnerCommunity, Inc.
uTIPu Inc.
Mayim Investment Limited Partnership
Jamie H. Zidell
Deborah Portnoy
Lynne Portnoy
Gilbert Portnoy
Capital Asset Fund #1 Limited Partnership
Charles W. Northcutt, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release
Contact:  David Portnoy
(786) 213-9054
dportnoy@partnercommunity.com

August 17, 2011 – The Portnoy Group today issued the following letter to Cryo-Cell shareholders:

LET THE TRUTH BE KNOWN

Cryo-Cell’s hometown newspaper, The Tampa Bay Business Journal, ran a story on August 16, 2011 entitled “Cryo-Cell Shareholder Letter Doesn’t Tell The Whole Story.”   As this article points out, the Cryo-Cell Board of Directors is not being 100% fair with the information that it releases to the Company’s shareholders.  The Cryo-Cell press release dated August 16, 2011 concerning, among other items, research reports written by ISS and Glass Lewis, two of the leading proxy advisory firms, appears to me to attempt to portray these reports as endorsing the current Board.  This is not the case.  Both firms recommended that Cryo-Cell’s shareholders vote only for me and NOT for the management slate.  In its report dated August 12, 2011, ISS states:

“Given the clear need for an independent voice on the board, and the obvious commitment of the lead dissident to both the economic future of the company and the fight for such a change, we recommend shareholders vote on the dissident's BLUE proxy card FOR David Portnoy.” *

Similarly, Glass Lewis states in its report dated August 12, 2011:

“… in light of our opinion that some current directors have underperformed in their roles, particularly on the governance front, combined with the high percentage of withhold votes for multiple nominees at the last meeting, we believe election to the board of the lead dissident is warranted.

Accordingly, we recommend that shareholders vote on the Dissident’s BLUE proxy card.”*

Although I recognize that these firms did not recommend supporting my fellow nominees due to their lack of public board experience and industry-specific expertise, I have the highest degree of respect for these individuals’ business acumen and am confident that together we will bring the most important credential to the Cryo-Cell board – a dedication to Cryo-Cell and its shareholders.

What Can You Look Forward To When We Win?

Our six point plan, which we outlined in our proxy materials, is the blueprint, I believe, to creating value for Cryo-Cell shareholders.  Foremost, we expect to initiate a stock repurchase and/or dividend program which, we believe, will increase the stock price.  In addition, given our analysis of Cryo-Cell, its competitors and the industry, we believe that Cryo-Cell can increase its revenues and earnings by redirecting sales and marketing efforts to hospitals and doctors’ offices.  With the right changes, the future of Cryo-Cell is very bright.

*           Permission to use quotations was neither sought nor obtained.

DO NOT LET WHAT HAPPENED IN 2007 HAPPEN AGAIN

We do not claim to be able to predict the future; however, let’s take a look what happened to the value of Cryo-Cell’s stock after the contested 2007 Annual Meeting election, after which the Delaware Chancery Court subsequently found that Cryo-Cell’s Board of Directors had breached its fiduciary duties by running a corrupt election.

DATE		CCEL Closing Stock Price
July 13, 2007	Day Before 2007 Annual Meeting	$2.45
July 23, 2007	One Week Later	$1.90
August 17, 2007	One Month Later	$1.50
December 31, 2007	End of that Year	$0.79

MAKE A DIFFERENCE - VOTE YOUR BLUE PROXY TODAY

Time is running short and your vote makes a difference.    Vote today using the internet voting system or via the telephone by following the instructions on the BLUE card.  If you vote by mailing in the proxy card, it may arrive too late for your vote to be counted.

We have retained Phoenix Advisory Partners, a corporate governance and proxy solicitation firm, to help us with our solicitation (you may receive a call from them).  If you have questions about giving your proxy or require assistance, please contact them at 877-478-5038 or banks/brokers may call 212-493-3910.

Sincerely,

David Portnoy